Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Lynn Wentworth, CFO & Treasurer	Jim Storey, VP Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 953-7505	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES SECOND-QUARTER RESULTS
– Net Income of $0.18 Per Share on $1.08 Billion Revenue –
– Gross Margin Rises to 11.0% for Quarter –
ATLANTA – August 7, 2007 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the second quarter ended June 30, 2007.
The company’s second-quarter net income totaled $5.4 million, or $0.18 per diluted share, compared with net income of $9.6 million, or $0.31 per share, in the year-ago period. The year-ago results included an after-tax charge of $3 million, or $0.10 per share, associated with the company’s mortgage refinancing. Revenues of $1.08 billion declined 21.5% from $1.38 billion for the same period a year ago. The decline reflects a 25.1% drop in structural product sales and a 17% sales decline in specialty products. Approximately two-thirds of the sales decline in structural products resulted from unit volume, which fell 17.1% from a year ago. The specialty products sales decrease was largely due to unit volume, which declined 15.3%. Overall second-quarter unit volume for the company’s estimated weighted end-use markets fell 12.8% from the prior year, driven by a 21.8% decline in housing starts and an 18.8% decline in manufactured housing.
Gross profit for the second quarter totaled $119.2 million, compared with $136.4 million in the prior-year period, largely reflecting reduced unit volume associated with the ongoing housing starts decline. The decrease in gross profit was offset in part by an increase in gross margin to 11% from 9.9% a year earlier. Structural product gross margin of 9.3% improved 230 basis points from the same period a year ago and 60 basis points from the previous quarter, due largely to ongoing effective management of our structural products business. Specialty product gross margin of 14% was down 40 basis points from a year ago, but up 10 basis points from the first quarter.
Total operating expenses of $98.7 million decreased $4.5 million, or 4.4%, from the same period a year ago, primarily reflecting lower payroll costs related to headcount reductions implemented in the third quarter of 2006. The operating expense decrease was partially offset by normal ongoing operating expense related to Austin Hardwoods, which was acquired last August, and expenses associated with business improvement programs. Operating income for the quarter totaled $20.6 million, compared with $33.3 million a year ago.
For the six months ended June 30, 2007, net income totaled $5.2 million, or $0.17 per fully diluted share, on revenues of $2.04 billion, compared with net income of $19.4 million, or $0.63 per share, on revenues of $2.76

BlueLinx Q2’07 Press Release	Page 2 of 7
August 7, 2007
billion a year ago. The declines were largely due to reduced unit volume and prices resulting from the demand slowdown in business related to new home construction.
Gross profit for the six months totaled $223 million and gross margin was 10.9%, compared with $266.4 million and 9.7%, respectively, a year earlier. Operating expenses declined to $192.5 million from $205.5 million a year ago, primarily reflecting decreases in variable compensation and lower payroll costs related to the headcount reductions, partially offset by normal ongoing operating expenses associated with Austin Hardwoods and expenses associated with business improvement programs.
“The ongoing correction in the housing market continued to weigh on much of our business during the quarter,” said Stephen Macadam, chief executive officer. “We continued to operate in a weak but generally stable business environment. In addition, wood-based structural product prices firmed somewhat during the quarter, with the average quarterly price for key grades rising about 10% from the first quarter of this year, after deteriorating continually during 2006. Despite the rise, we do not expect a prolonged price increase until more sustained demand returns with the eventual recovery of the housing sector.
“This challenging environment is continuing into the second half of 2007 and we do not see any signs of recovery on the horizon for our housing-related business,” Macadam said. “We are focused on margin performance and diligently managing inventory, costs and working capital. At the same time, we are continuing to execute on our growth strategy by offering high-quality service to our customers, by forging new long-term relationships with suppliers and customers, and by continuing to invest in the processes and systems necessary to grow our company as a leading distributor of specialty building products.”
Dividend
On August 6, 2007 the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended June 30, 2007. The dividend is payable on September 28, 2007, to shareholders of record on September 14, 2007.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706)645-9291, Conference ID# 10913212. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,200 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s

BlueLinx Q2’07 Press Release	Page 3 of 7
August 7, 2007
largest companies, is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q2’07 Press Release August 7, 2007	Page 4 of 7
BlueLinx Holdings Inc.
Statements of Operations
  in thousands, except per share data

	Quarters Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,081,990	$1,378,950	$2,039,104	$2,755,556
Cost of sales	962,752	1,242,507	1,816,111	2,489,161

Gross profit	119,238	136,443	222,993	266,395

Operating expenses:
Selling, general, and administrative	93,346	98,122	181,814	195,389
Depreciation and amortization	5,335	5,063	10,734	10,106

Total operating expenses	98,681	103,185	192,548	205,495

Operating income	20,557	33,258	30,445	60,900
Non-operating expenses:
Interest expense	11,798	12,262	22,404	23,459
Charges associated with mortgage refinancing	—	4,864	—	4,864
Other (income)/expense, net	(225)	(69)	(608)	12

Income before provision for income taxes	8,984	16,201	8,649	32,565
Provision for income taxes	3,550	6,590	3,404	13,160

Net income	5,434	9,611	5,245	19,405

Basic weighted average number of common shares outstanding	30,848	30,649	30,824	30,533

Basic net income per share applicable to common stock	$0.18	$0.31	$0.17	$0.64

Diluted weighted average number of common shares outstanding	30,995	30,790	30,945	30,751

Diluted net income per share applicable to common stock	$0.18	$0.31	$0.17	$0.63

Dividends declared per share of common stock	$0.125	$0.125	$0.25	$0.25

BlueLinx Q2’07 Press Release August 7, 2007	Page 5 of 7
BlueLinx Holdings Inc.
Balance Sheets
in thousands

	June 30,	December 30,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash	$24,756	$27,042
Receivables	405,798	307,543
Inventories	470,222	410,686
Deferred income taxes	9,908	9,024
Other current assets	39,911	44,948

Total current assets	950,595	799,243

Property, plant, and equipment:
Land and land improvements	57,172	56,985
Buildings	96,763	95,814
Machinery and equipment	66,732	61,955
Construction in progress	4,515	2,025

Property, plant, and equipment, at cost	225,182	216,779
Accumulated depreciation	(46,544)	(38,530)

Property, plant, and equipment, net	178,638	178,249
Other non-current assets	23,238	26,870

Total assets	1,152,471	1,004,362

Liabilities :
Current liabilities:
Accounts payable	$260,318	$195,815
Bank overdrafts	34,563	50,241
Accrued compensation	10,306	8,574
Current maturities of long-term debt	103,816	9,743
Other current liabilities	16,644	14,633

Total current liabilities	425,647	279,006

Noncurrent liabilities:
Long-term debt	522,719	522,719
Deferred income taxes	1,870	1,101
Other long-term liabilities	10,842	12,137

Total liabilities	961,078	814,963

Shareholders’ Equity:
Common stock	312	309
Additional paid in capital	140,471	138,066
Accumulated other comprehensive income	2,537	412
Retained earnings	48,073	50,612

Total shareholders’ equity	191,393	189,399

Total liabilities and equity	$1,152,471	$1,004,362

BlueLinx Q2’07 Press Release August 7, 2007	Page 6 of 7
BlueLinx Holdings Inc.
Statements of Cash Flows
  in thousands

	Six Months Ended
	June 30	July 1,
	2007	2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$5,245	$19,405
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	10,734	10,106
Amortization of debt issue costs	1,215	1,409
Charges associated with mortgage refinancing	—	4,864
Deferred income tax benefit	(1,563)	(1,733)
Share-based compensation	2,227	1,246
Excess tax benefits from share-based compensation arrangements	(60)	(863)
Changes in assets and liabilities:
Receivables	(98,255)	(70,028)
Inventories	(59,536)	(59,093)
Accounts payable	64,503	(13,733)
Changes in other working capital	8,840	(5,515)
Other	2,278	498

Net cash used in operating activities	(64,372)	(113,437)

Cash flows from investing activities:
Property, plant, and equipment investments	(10,027)	(2,785)
Proceeds from sale of assets	1,086	332

Net cash used in investing activities	(8,941)	(2,453)

Cash flows from financing activities:
Proceeds from stock options exercised	323	1,483
Excess tax benefits from share-based compensation arrangements	60	863
Net increase in revolving credit facility	94,073	5,512
Proceeds from new mortgage	—	295,000
Debt financing costs	—	(5,953)
Retirement of old mortgage	—	(165,000)
Prepayment fees associated with old mortgage	—	(2,475)
Decrease in bank overdrafts	(15,678)	(3,034)
Common dividends paid	(7,784)	(7,680)
Other	33	—

Net cash provided by financing activities	71,027	118,716

Increase (decrease) in cash	(2,286)	2,826
Balance, beginning of period	27,042	24,320

Balance, end of period	$24,756	$27,146

BlueLinx Q2’07 Press Release August 7, 2007	Page 7 of 7
BlueLinx Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
   in thousands, except per share data

	Quarters Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Income Before Charges and Income Before Charges Per Share:

Net Income	$5,434	$9,611	$5,245	$19,405
Reconciling Items:
Write-off of unamortized debt issuance costs	—	2,828	—	2,828
Termination penalty resulting from prepayment of old mortgage	—	1,650	—	1,650
Unamortized exit penalty resulting from prepayment of old mortgage	—	386	—	386

Charges associated with mortgage refinancing	—	4,864	—	4,864
Tax effect of reconciling items at 39.0%	—	(1,897)	—	(1,897)

Net income before mortgage refinancing(1)	$5,434	$12,578	$5,245	$22,372

Diluted weighted average number of common shares outstanding:	30,995	30,790	30,945	30,751

Diluted net income per share applicable to common stock	$0.18	$0.31	$0.17	$0.63
Reconciling Items:
Write-off of unamortized debt issuance costs	—	0.09	—	0.09
Termination penalty resulting from prepayment of old mortgage	—	0.06	—	0.06
Unamortized exit penalty resulting from prepayment of old mortgage	—	0.01	—	0.01

Charges associated with mortgage refinancing	—	0.16	—	0.16

Tax effect of reconciling items at 39.0%	—	(0.06)	—	(0.06)

Diluted net income before mortgage refinancing per share applicable to common stock (1)	$0.18	$0.41	$0.17	$0.73

Note (1) — Net income before mortgage refinancing is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.
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